Exhibit 10.1
Base Salary and Bonus Information for Certain Executive Officers
     The following summarizes the current compensation information regarding certain of the issuer’s executive officers. It is intended only to be a summary of existing arrangements and is not intended to provide any additional rights to any officer.
     On March 13, 2006, the Compensation Committee (the “Compensation Committee”) of the Board of Directors of Big 5 Sporting Goods Corporation (the “Company”) approved new annual base salaries (effective March 27, 2006) of the Company’s executive officers for fiscal 2006. The following table sets forth new annual base salaries of the Company’s Named Executive Officers (as determined by reference to the Company’s proxy statement dated November 7, 2005) and the Company’s Senior Vice President, Chief Financial Officer and Treasurer (salary information for the prior year is included for comparison purposes):

NAME AND POSITION	FISCAL YEAR	ANNUAL SALARY

Steven G. Miller	2006	$443,000
Chairman of the Board, President and	2005	$433,000
Chief Executive Officer

Barry D. Emerson	2006	$300,000
Senior Vice President, Chief Financial	2005	$275,000
Officer and Treasurer

Thomas J. Schlauch	2006	$251,000
Senior Vice President, Buying	2005	$243,000

Richard A. Johnson	2006	$225,000
Senior Vice President, Store Operations	2005	$217,000

Gary S. Meade	2006	$190,000
Senior Vice President, General Counsel	2005	$177,000
and Secretary
     Also, on March 13, 2006, the Compensation Committee authorized the payment of an annual cash bonus to each of the foregoing executive officers in respect of the year ended January 1, 2006 (fiscal 2005), which amounts were as follows (bonuses previously paid for the prior year are shown for comparison purposes):

NAME	FISCAL YEAR	BONUS

Steven G. Miller	2005	$415,000
	2004	$615,000

Thomas J. Schlauch	2005	$200,000
	2004	$217,000

Richard A. Johnson	2005	$180,000
	2004	$197,000

Barry D. Emerson	2005	$100,000

Gary S. Meade	2005	$100,000
	2004	$98,000